Exhibit 4.27

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Share Purchase and Transfer Agreement

Final 20.05.2021

GERMANEERS GMBH

CONTRACT FOR THE PURCHASE AND TRANSFER OF

GMBH SHARES

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

CONTRACT FOR THE PURCHASE AND TRANSFER OF

GMBH SHARES

among

1.	Andreas Dornhof, [***]

- “Seller 1” -

2.	Sebastian Schnabel, [***]

- “Seller 2” -

- Seller 1 and Seller 2 together the “Sellers” and each individually a “Seller” -.

and

3.	VIA optronics AG, registered in the Commercial Register of the District Court of Nuremberg under HRB 36200, Sieboldstraße 18, 90411 Nuremberg, Germany

- “Buyer” -

-Seller 1, Seller 2 and Buyer jointly the “Parties” and each individually a “Party” -.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Content

1	Sale and Assignment of Shares; Record Date; Entitlement to Profits	5
2	Fixed Purchase Price	5
3	Retention Payments	6
4	[omitted]	8
5	Earn-Out	8
6	Conclusion of new Managing Director Service Agreements	9
7	Independent Guarantees of the Sellers	9
8	Legal Consequences of Breaches of Guarantee	15
9	Exclusion and Limitation of the Liability of the Sellers	15
10	Taxes and duties	16
11	Value Added Tax	17
12	Third-Party Claims	18
13	Period of Limitation	18
14	Non-competition Clause; Non-solicitation Clause	18
15	Secrecy and Confidentiality, Press Release	19
16	Interest	19
17	Costs and taxes	19
18	Miscellaneous	19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

List of Annexes

Annex 2.4	Calculation basis purchase price
Annex 5.2	Earn Out Targets and Calculation
Annex 6.1	New Managing Director Employment Contract with Andreas Dornhof
Annex 6.2	New Managing Director Employment Contract with Sebastian Schnabel
Annex 7.5	Annual financial statements 2018, 2019, 2020, quarterly financial statements I/2021
Annex 7.6(a)	Agreements between Germaneers GmbH and the Sellers
Annex 7.8	Rental agreements of Germaneers GmbH
Annex 7.11	Litigation
Annex 7.13	List of customer contracts
Annex 7.14	List of consultancy contracts
Annex 7.15(a)	List agreements with Andreas Dornhof and Sebastian Schnabel
Annex 7.15(b)	List of employees of Germaneers GmbH
Annex 7.15(i)	List of employees with new employment contracts
Annex 7.16	Insurance overview
Annex 7.17(c)	Certifications
Annex 7.18(a)	Property rights, including trademarks and domains
Annex 7.18(b)	Licences (without general software licences)
Annex 7.19	Measures in business operations from 2021
Annex 7.20	Other material contracts of Germaneers GmbH
Annex 9.3	Data Room Index
Annex 18.3	Consent Supervisory Board

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Preamble

(A)

The Sellers are the sole shareholders of Germaneers GmbH with its registered office in Wettstetten, Germany, and with business address at Dr.-Kurt-Schumacher-Ring 3, 85139 Wettstetten, Germany, registered with the commercial register of the Local Court of Ingolstadt under HRB 5405 (“Company”). The share capital of the Company amounts to EUR [***] and is divided into two shares:

•	Seller 1 has a [***]% interest in the Company and holds a share with the serial number 1 at a nominal amount of EUR [***](“Share 1”).
•	Seller 2 also holds a [***]% interest in the Company and holds a share with the serial number 2 at a nominal amount of EUR [***](“Share 2”).
(B)	The Sellers intend to dispose of 100% of their interest in the Company. The Buyer intends to acquire these interests (the “Transaction”).

Having said this, the Parties agree as follows:

1	Sale and Assignment of Shares; Record Date; Entitlement to Profits
1.1

Seller 1 hereby sells his Share 1 to the Buyer and assigns (tritt ab) it subject to the condition precedent of full payment of the Purchase Price 1 in accordance with Clause 2 of this contract. The Buyer hereby accepts the sale and assignment of share 1.

1.2

Seller 2 hereby sells his Share 2 to the Buyer and assigns (tritt ab) the same subject to the condition precedent of the full payment of the Purchase Price 2 pursuant to Clause 2 of this contract. The Buyer hereby accepts the sale and assignment of Share 2.

1.3	The sale of Share 1 and Share 2 (collectively, the “Shares”) shall be effected with economic effect as of 00:01 a.m. on 1 April 2021 (the “Effective Date”).
1.4

The sale shall extend to all claims and other rights and obligations connected with the Shares, the subscription right to all profits of the Company attributable to the period since the Effective Date; the sale shall also include all profits of the Company for previous financial years, which have not been distributed by the Effective Date.

2	Fixed Purchase Price
2.1	The total Purchase Price for the Shares is:

EUR [***]

(in words: [***] euros).

(“Purchase Price”).

Thereof

(a)	a partial amount of EUR [***](in words: [***]euros) (“Purchase Price 1”) is attributable to Share 1;
(b)	a partial amount of EUR [***](in words: [***] euros) (“Purchase Price 2”) is attributable to Share 2.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

2.2	The Purchase Price is to be paid free of encumbrances and charges to the following bank accounts of the Sellers:
(a)	The Purchase Price 1 shall be transferred to the following bank account:

Account holder:Andreas Dornhof
Bank:[***]
IBAN:[***]
BIC:[***]

(b)	The Purchase Price 2 shall be transferred to the following bank account:

Account holder:Sebastian Schnabel
Bank:[***]
IBAN:[***]
BIC:[***]

2.3

The Purchase Price is due for payment at the latest on the day after signing. The payees shall send the Buyer as well as the certifying notary a confirmation of receipt of payment (e-mail is sufficient) immediately after receipt of the Purchase Price on the respective bank account.

2.4	The calculation of the Purchase Price is set out in the Annex 2.4.
3	Retention Payments
3.1	In addition to the fixed Purchase Price pursuant to Clause 2, the Sellers shall receive variable purchase price payments (“Retention Payments”).

The Retention Payment I is paid for the safeguarding of the enterprise value of the Company by the Sellers in the financial years 2021, 2022 and 2023. Such value preservation is to be assumed if and as long as the Sellers remain as employees in the Company. Each of the Sellers shall, therefore, receive a Retention Payment pursuant to Clause 3.2 for each of the financial years 2021, 2022 and 2023, insofar as in each case as of 31 December of the year in question and pursuant to Clause 3.3 a service relationship (employment as managing director or other employment relationship) existed between the respective Seller and the Company on the respective retention date. If one of the Sellers terminates his employment relationship with the Company during the course of the year, the Seller concerned shall not be entitled to payment of a retention payment in accordance with Clause 3.2 for the financial year in which the termination takes effect as well as for all further financial years for which a Retention Payment would have to be paid pursuant to Clause 3.2. Furthermore, he shall not be entitled to the payment of a Retention Payment pursuant to Clause 3.3 if the employment relationship no longer exists on the respective retention date. The same shall apply in the event that the Company terminates the employment

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relationship for good cause. Good cause shall be deemed to exist if the Seller breaches material obligations arising from his employment relationship.

In the event of an ordinary termination of the employment relationship by the Company, all Retention Payments not yet paid to the relevant Seller at that time in accordance with Clause 3.2 and Clause 3.3 shall become due and payable upon the occurrence of the termination effect, irrespective of the cooperation of the Seller at the end of a financial year or on a retention date.

In the event of termination of the employment relationship due to death or permanent incapacity, the Retention Payments I and II for the relevant financial year or the period until the next retention date shall be settled pro rata temporis and shall accrue to the surviving dependants of the respective Seller or, in the event of permanent incapacity, to the Seller himself.

3.2	For the financial years 2021, 2022 and 2023, subject to the conditions set out in Clause 3.1, the Buyer shall pay the following Retention Payments I to the respective Seller:
(a)	For the financial year 2021, a one-off amount of EUR [***](in words: [***] euros)
(b)	For the financial year 2022, a one-off amount of EUR [***](in words: [***] euros)
(c)	For the financial year 2023, a one-off amount of EUR [***] (in words[***] euros)

Insofar as according to this Clause 3.2 a retention payment is to be paid by the Buyer, the payment shall be made by January 10th of the following year to a bank account to be notified by the relevant Seller, free of charges and expenses.

3.3	The Retention Payments II shall be paid under the conditions of Clause 3.1 by the Buyer to the respective Seller:
(a)	for the period until the Retention Date 31.10.2021 a one-off amount of EUR [***] (in words: [***] euros)
(b)	for the period until the Retention Date 31.10.2022 a one-off amount of EUR [***](in words: [***] euros)
(c)	for the period until the Retention Date 31.10.2023 a one-off amount of EUR [***](in words: [***] euros).

To the extent that under this Clause 3.3 a Retention Payment is payable by the Buyer, the payment shall be made by November 10th of the year in which the relevant retention date falls to a bank account to be notified by the relevant Seller, free of charges and expenses.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

4	[omitted]
5	Earn-Out
5.1

In addition to the fixed Purchase Price pursuant to Clause 2, the Sellers shall receive a variable Purchase Price payment (“Earn-Out”). The payment of the Earn-Out is based on the achievement of the targets set out in Clause 5.2 by no later than the date specified in each case, with a specific amount of the Earn-Out being allocated to each target.

5.2	Depending on the achievement of the following targets, the following amounts will be paid by the Buyer to each Seller respectively:
(a)	EUR [***] (in words: [***] euros) for each of the following objectives, achieved individually:
(i)

Establishment of the development processes CAD, CAE, in the automotive industry as well as a development team that is involved in these processes, see in detail Annex 5.2(a)(i) by 31.12.2021 at the latest.

(ii)	Reduced staff turnover in the Company, see in detail Annex 5.2(a)(ii), by 31.05.2022 ([***]% milestone 1) and 31.05.2023 ([***]% milestone 2).
(iii)

Creation of a conceptually ready hardware platform based on the model of [***], which is competitive and ready for use for the operational business, see in detail Annex 5.2(a)(iii) by 31.12.2021 at the latest.

(b)	EUR [***] (in words: [***] euros) for each of the objectives, achieved below individually:
(i)	Preparation of “Knowledge Management” guidelines for automotive and cameras, see in detail, Annex 5.2(b)(i) by 31.12.2021 at the latest.
(ii)	Structuring and development of TISAX including related documentation, see in detail Annex 5.2(b)(ii), by 31.12.2021 at the latest.
(iii)	Implementation and maintenance of tools and interfaces to OEMs and Tier 1 suppliers, e.g., [***], see Annex 5.2(b)(iii) by 31.12.2021 at the latest.

The Company or the Buyer as shareholder, shall make available to the Sellers the resources listed in the Annexes and required in each case for the achievement of the objectives to the extent and at the times specified. If the resources are not made available and if the Buyer does not provide immediate assistance after being notified by the Sellers, this shall be deemed to be a waiver within the meaning of Clause 5.4.

5.3

The Sellers shall give written notice to the Buyer or the Company within [***] calendar days of the achievement of any target and shall at the same time specify the amount due thereon. The respective notices and the determinations contained therein shall become binding on all parties unless the Buyer or the Company objects in writing and with reasons within [***] calendar days after receipt of the respective notice.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

5.4

To the extent that under this Clause 5 the payment shall be made within [***] calendar days after the expiry of the time limits set out in Clause 5.3 to a bank account to be notified by the Sellers, free of charges and expenses.

If the Buyer waives the achievement of a target, the Earn-out amount attributable thereto shall become due and payable on the date set out in Clause 5.1 or Clause 5.2, respectively.

5.5

Insofar as the respective service or employment relationship is terminated by ordinary termination of the respective Seller, all claims to an Earn-Out payment of the respective Seller shall lapse insofar as the respective target has not been fully met by the end of the service or employment relationship. Insofar as the service or employment relationship ends by death or due to permanent incapacity for work, the payments for targets already fulfilled or targets fulfilled within [***] months after termination of the activity shall be due to the surviving dependants of the deceased Seller or, in the case of permanent incapacity for work, to the Seller himself.

5.6

To the extent that the Parties disagree as to whether certain objectives listed in Clause 5.2 have been achieved, the Parties undertake to first enter into negotiations with each other in order to reach a mutually agreeable solution. In the event of failure to reach agreement within [***]month of the start of negotiations or in the event that one of the Parties refuses to enter into negotiations, an out-of-court settlement attempt shall be made by way of mediation in accordance with the provisions of the IHK Mediation Centre of the Chamber of Industry and Commerce (IHK) for Munich and Upper Bavaria at the request of one of the Parties. If no agreement is reached by way of mediation within a further [***] months, each Party shall be free to initiate ordinary court proceedings.

6	Conclusion of new Managing Director Service Agreements

Today, the Parties have concluded the following further agreements:

6.1

Seller 1 and the Buyer have terminated the existing managing director service contract between the Company and Seller 1 with effect from 1 January 2010 without replacement as of 1 June 2021 and have concluded the Managing Director Service Agreement attached as Annex 6.1 for information purposes;

6.2

The Seller 2 and the Buyer have terminated the existing managing director service contract between the Company and the Seller 2 with effect from 1 January 2010 without replacement as of 1 June 2021 and have concluded the Managing Director Service Agreement attached as Annex 6.2 for information purposes.

7	Independent Guarantees of the Sellers

7.1The Sellers warrant by way of independent guarantees pursuant to Section 311 BGB (“Independent Guarantees”) (selbständige Garantien) and within the scope of the Clauses 8

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

and 9 and the other provisions of this contract, that the following information is complete and accurate, except as otherwise expressly provided in this Clause 7.

7.2

The Parties agree that the guarantee promises in this Clause 7 neither constitute guarantees for the quality of the object within the meaning of Sections 443, 444 BGB nor agreements on quality within the meaning of Section 434 clause 1 sentence 1 BGB and that Section 444 BGB does not apply to the guarantee promises made here. The legal consequences of a possible breach of an Independent Guarantee are determined exclusively according to Clauses 7 and 8 of this contract.

7.3	Corporate relationships
(a)	The information in the preamble under (A) is complete and accurate.
(b)	The Sellers each hold the Shares in the Company in their own name and for their own account. The contributions on the Shares have been paid up in full and no repayments have been made.
(c)	The Shares are free from third party rights and other encumbrances.
(d)

The Company does not hold any interests in other companies. It is not bound by any inter-company agreements within the meaning of Sections 291, 292 of the German Stock Corporation Act (AktG) or any silent partnership agreements.

(e)	The Sellers may dispose of the Shares without restriction.
7.4	No insolvency proceedings

Insolvency proceedings have neither been opened nor applied for nor rejected due to insufficient assets. There is also no imminent insolvency with regard to the Company within the meaning of Section 18 of the German Insolvency Code (InsO).

7.5	Financial statements

The Sellers have submitted to the Buyer the financial statements of the Company for the financial years 2018, 2019 and 2020 and the quarterly financial statements for I/2021, which are attached for information purposes to this Agreement as Annex 7.5 (Financial Statements). The annual financial statements have been prepared by the Sellers in accordance with the German Commercial Code (HGB). The annual financial statements give a true and fair view of the net assets, financial position and results of operations of the Company in accordance with the provisions of the HGB as at the respective reporting date of the Company for the relevant financial year.

7.6	Agreements with the Sellers
(a)

Save as disclosed in full in Annex 7.6(a) (“Agreements with Sellers” - Vereinbarungen mit Verkäufern), there are no agreements between the Company and (i) the Sellers or any affiliate of the Sellers (“Affiliated Company of Sellers” - Verbundenes Unternehmen der Verkäufer) or (ii) any relative of the Sellers within the meaning of Section 15 of the German Tax Code (AO) (“Relative of Sellers” - Angehöriger der Verkäufer).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(b)The Company has not granted any security in favour of an affiliate of the Sellers, a Seller itself or a relative of a Seller.

7.7	Real estate

The Company does not own any real estate or property or property-equivalent right.

7.8	Rental agreement

Annex 7.8 contains a list of all tenancy agreements between the Company as tenant and a third party. There are no sub-lease agreements.

7.9	Trade accounts receivable

The Company’s trade accounts receivable arose in the ordinary course of business, represent valid payment claims for the respective amounts recognizsed and have since been collected in the ordinary course of business.

7.10	Taxes

(a)As at the Signing Date, the Company has (i) filed all relevant tax returns required to be filed with the tax authorities within the statutory time limit (taking into account any extensions of time granted) and (ii) prepared all relevant tax returns diligently and in good faith;

(b)As at the Signing Date, the Company has paid, or will have paid by the Signing Date all Taxes specified in the relevant Tax or self-assessment notices as being due by the Signing Date or will have appealed the relevant Taxes resulting in a deferral of payment of the relevant Taxes until after the Signing Date;

(c)The Company has not received any binding information from the tax office that is still relevant to the Company’s tax position;

(d)There are no tax disputes (including pending appeals or ongoing audits) in respect of the Company’s taxes, nor have any such disputes been announced in writing; and

(e)All material documents and information required to be held by the Company for tax purposes (in particular transfer pricing, loss retention, interest deduction) by law or by an officially published ruling of a tax authority have been properly and completely prepared, are held in safe custody by the Company, are kept up to date by the Company and are accessible to the Company.

The guarantees pursuant to this Clause 7.10 shall be referred to individually as the “Sellers’ Tax Guarantees” and collectively as the “Sellers’ Tax Guarantees”.

7.11	Litigation

Save as disclosed in Annex 7.11, there are no legal disputes, legal proceedings, actions or similar proceedings against the Company before any court, arbitral tribunal or administrative authority and there have been no such proceedings to which the Company has been a party and the

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

amount in dispute has exceeded EUR [***]in the [***] years preceding the Signing Date. There are also no threatened proceedings against the Company.

7.12	Information Technology

All software used to carry on the business of the Company in substantially the same manner as at the Signing Date is either owned by the Company or lawfully used by the Company under licence agreements.

7.13	Customers

Annex 7.13 contains a complete list of all current Customer Contracts that have not yet been fully performed, including information regarding term, notice periods, warranty periods, volume, acceptance obligation (“Customer Contracts”). All Customer Contracts are documented in writing, whereby order form and delivery note are also understood as documentation. None of these Customer Contracts has been terminated in writing by either party and neither party has threatened termination. To the knowledge of the Sellers, there is no cause for liability, warranty or damage claims arising from the Customer Contracts or from already terminated customer relationships, unless otherwise noted by the Seller in Annex. 7.13.

7.14	Consulting Agreements, Freelancers, Subcontracts

Annex 7.14 contains a complete list of all companies/consultants working for the Company as subcontractors or freelancers as at the Signing Date, including information regarding duration, notice periods, volume (“Consulting Agreements”). All consulting agreements are documented in writing. None of these Consulting Agreements has been terminated in writing by either party and neither party has threatened termination. To the knowledge of the Sellers, there is no material breach of the contractual obligations under the Consulting Agreements, in particular there are no overdue receivables under the Consulting Agreements.

7.15	Personnel matters

(a)Annex 7.15 (a) contains a list of (i) the service contract of the directors of the Company in force prior to the completion of the Transaction, (ii) any additional contracts entered into with him or offered to him and (iii) a list of any other benefits due, paid or granted to him by the Company, including interests in the profits, bonuses, option rights, premiums or profit-related bonuses of the Company.

(b)Annex 7.15(b) contains an anonymized list of all employees of the Company, stating their age, date of joining, annual salary and any other benefits (e.g., Christmas bonus, holiday pay) owed, paid or offered to them by the Company, including interests in profits, bonuses, option rights, premiums or profit-related bonuses (“Germaneers-Employees”). None of the Germaneers-Employees have given written notice to the Company of the termination of their employment. Subject to applicable employment law, none of the Germaneers-Employees is contractually entitled to any special payment upon termination of employment or completion of the Transaction.

(c)

The Company shall not be required to employ or re-employ any person not listed in the Annex 7.15(b). The Company shall have no liabilities to any retired members of corporate bodies or employees not specified in Annex 7.15(b).

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

(d)The Company is not a member of any employers’ association and is not subject to any collective bargaining agreement, including collective bargaining agreements that have been declared generally binding.

(e)There are no company agreements, commitments or other obligations, including obligations from reconciliations of interests and social plans, to be fulfilled in the event of past, current or future restructuring or other operational changes.

(f)There are no obligations of the Company on the basis of company practice which will result in future payment obligations of the Company to a Germaneers-Employee, insofar as these are not listed in Annex 7.15(b).

(g)The Company has not committed itself to any contracts for partial retirement, pensions or other benefits in the event of old age, illness or invalidity, unless the contracts pursuant to Clause 7.15(a) or in Annex 7.15(a) in particular, there are no pension commitments to Germaneers-Employees or directors.

(h)The Company is not a party, whether as plaintiff, defendant or otherwise, to any pending litigation, arbitration or regulatory proceeding involving Germaneers-Employees or directors. Subject to the knowledge of the Sellers, there is no indication as at the Signing Date that any such proceedings are imminent.

(i)With the Germaneers-Employees listed in Annex 7.15(i) (“Key-Employees”), the Company has entered into an amendment as of the Signing Date to the existing employment agreement with the Company, which includes a salary increase in the order of approximately [***]% of the previous gross annual salary as well as a contractual non-competition clause and a post-contractual non-competition clause of [***] years.

7.16	Insurances

Annex 7.16 contains a list of all insurance policies taken out by the Company. All premiums due under the insurance policies up to the date of signature have been paid when due. There are no outstanding insurance claims.

7.17	Permits, compliance with laws and certifications

(a)The Company holds all public and private licenses and consents (“Licenses”) necessary to continue its business in the present manner. Such Licenses have not been withdrawn, revoked, otherwise cancelled or restricted nor, to the knowledge of the Sellers, are there any circumstances which may result in such cancellation or restriction.

(b)The business of the Company will be conducted in accordance with all applicable laws, regulations, other legal requirements and all approvals. As at the Signing Date, the Company has not received any notice from any authority or third party stating that it is in breach of any applicable laws or conditions of any approvals.

(c)

The business operations of the Company have the certifications listed in the Annex 7.17(c) at the status indicated therein. The Company has the supplier numbers required for its current business operations. Existing and already accepted customer orders in the automotive industry are processed according to the required standards. As of the Signing

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

Date, to the knowledge or awareness of the Sellers, there are no indications that existing and already fulfilled standards cannot be met in the future or that certifications will be withdrawn.

7.18	Intellectual property

(a)The Company owns the intellectual property rights listed in Annex 7.18(a) including trademarks and domains, necessary to carry on the business in the same manner and to the same extent as at present.

(b)The Company uses standard software licenses typical for the industry. In addition to these standard software licenses, the Company uses the licenses listed in Annex 7.18(b). No further licences or other rights of use to third parties are required in order to operate the business in the same manner and to the same extent as is currently the case.

(c)The Company treats its know-how as a trade secret and protects this know-how from being passed on to third parties. An exception to this is the passing on of know-how in the course of development work under customer contracts.

(d)The Company shall be entitled to all rights to employee inventions and other property created by the Company, insofar as these have not passed directly to customers of the Company in the course of development in accordance with the contract.

7.19	Management of the business operations since January 1, 2021

During the period between January 1, 2021 and the Signing Date, the Company has not entered into any transactions or taken any other actions that are, by existing standards, outside the ordinary course of its business and, except as otherwise set forth in Annex 7.19, none of the following actions have been taken or events have occurred with respect to the Company:

(a)Measures that require the approval of the shareholders’ meeting according to the law or the articles of association;

(b)Payments or granting of benefits to shareholders, companies affiliated with them or persons closely associated with them;

(c)Significant changes to the remuneration or other terms and conditions of the employment contracts of the Managing Director and Germaneers staff, other than normal salary adjustments in line with past practice;

(d)Changes to the consultancy contracts;

(e)Termination or material reduction with respect to customer contracts.

7.20

Annex 7.20 contains a complete list of all material contracts that exist with third parties in addition to the client and consultancy contracts, including information such as term, notice periods, scope of services, volume (“Other Contracts”). Contracts are considered material if they exceed an annual volume of EUR [***]. All Other Contracts are documented in writing. None of these Other Contracts has been terminated in writing by either party and neither party has threatened

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

termination. To the knowledge of the Sellers, there is no cause for liability or warranty claims arising from the Other Contracts.

8	Legal Consequences of Breaches of Guarantee
8.1

In the event of a breach of the guarantee promise in accordance with Clause 7 of this contract, the Sellers shall put the Buyer in the position it would have been in if the guarantee promise had not been breached (“Specific performance” – Naturalrestitution). If the Sellers are unable to do so within [***] months after the Buyer has notified the Sellers of the breach of the guarantee promise, the Buyer may claim damages in money. The damages shall only include the actual and concrete damages incurred by the Buyer. The assertion of internal administrative or overhead costs, consequential damages, lost profits or objections that the Purchase Price was calculated on the basis of incorrect assumptions is excluded.

8.2

In the event of an actual or possible breach of a Seller’s guarantee, the Buyer shall notify the Sellers in writing of the actual or possible breach within [***] banking days after becoming aware of it, giving a detailed description of the underlying circumstances and, as far as possible, stating the estimated amount of the claim. The Sellers shall be given the opportunity to remedy the breach within the time period set forth in Clause 8.1.

9	Exclusion and Limitation of the Liability of the Sellers
9.1	Any claim of the Buyer arising out of or in connection with this contract shall be excluded if and to the extent that

(a)the facts giving rise to the claim have been taken into account in the Company’s annual financial statements for 2020 or in the financial statements for the first quarter of 2021; or

(b)the facts giving rise to the claim have already been taken into account elsewhere in the determination of the purchase price; or

(c)the facts giving rise to the claim give rise to a claim by the Buyer or a company against a third party, including insurance companies; or

(d)provisions in the Company’s 2020 financial statements can be reversed, a write-up of depreciated assets can be made or already fully or partially impaired receivables from debtors will be settled after the signing date.

9.2

A claim of the Buyer arising out of or in connection with this Agreement shall be excluded if and to the extent that the claim is based on a (i) change in a law, statutory instrument, statute, administrative regulation, judgment, order, decision, approval, decree or other administrative act or other legal regulation occurring or (ii) increase in a Tax after the Effective Date.

9.3

Claims of the Buyer due to the incorrectness of an Independent Guarantee shall be excluded if the circumstances giving rise to the incorrectness of the Independent Guarantee were known to the Buyer at the time of the conclusion of this contract, whereby only the actual knowledge of the persons named in the Annex 9.3 shall be decisive in this respect. Section 442 of the German Civil Code (BGB) shall not apply. The Buyer shall also be deemed to have knowledge of circumstances which were disclosed in an appropriate manner in the electronic data room made available to the Buyer prior to the conclusion of this contract, provided that the facts justifying the

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incorrectness of the guarantee are sufficiently clear and specific and the disclosure is not misleading. The knowledge of the Buyer’s advisers and employees who were engaged in due diligence in advance of this contract shall be imputed to the Buyer. The documents made available for inspection and review in the Data Room are listed in Annex 9.3.

9.4

The Buyer shall only be entitled to assert claims for breach of Independent Guarantees pursuant to Clause 8 of this contract if in an individual case the claim exceeds EUR [***](“de minimis amount”) and the total amount of all such individual claims - claims below the de minimis amount shall be disregarded in this respect - exceeds EUR [***] (“basket”), whereby in these cases, the full amount can be asserted in each case.

9.5

Insofar as the Independent Guarantees in Clause 7.3 b), c), e) are breached, the Sellers of the respective Shares affected by the breach of guarantee shall each be liable as individual debtors. The liability for claims due to breach of the Independent Guarantee and other claims arising from this contract shall be limited in total to an amount of EUR [***](in words: [***] euros). This limitation of liability does not apply to the Independent Guarantees in Clauses 7.3 and 7.4 as well as to the tax indemnification in Clause 10. It also does not apply in the event of intent or fraudulent misrepresentation.

9.6

To the extent that a circumstance giving rise to a claim of the Buyer under this contract gives rise to a tax or other advantage of the Company, the Buyer or a company affiliated with the Company, such advantage shall be credited against the claim (“set-off of benefits”). Tax advantages within the meaning of the previous sentence include relief from corporate income tax, trade tax, the solidarity surcharge and other taxes on income.

9.7	Section 254 German Civil Code (BGB) remains unaffected. The Buyer is in particular obliged to avert the occurrence of damage and to reduce the extent of any damage incurred.
9.8

The legal consequences in the event of incorrectness of the independent guarantees are set out in Clauses 8 and 9 are conclusively regulated. The statutory warranty claims of the Buyer (Sections 434 German Civil Code (BGB)), claims of the contracting parties due to breach of pre-contractual duties of disclosure (Section 311 clause 2 German Civil Code (BGB)) as well as claims due to disturbance of the basis of the contract (Section 313 German Civil Code (BGB)) are excluded. No contracting party shall be entitled to withdraw from this contract or otherwise rescind this contract. However, claims of the contracting parties arising from the breach of other obligations contained in this contract or due to intent shall remain unaffected by the above provisions.

10	Taxes and duties
10.1

The term “Taxes” used in this contract includes (i) taxes and ancillary tax benefits pursuant to Section 3 German Tax Code (AO), (ii) taxes corresponding to Section 3 German Tax Code (AO) and ancillary tax benefits levied by other countries, (iii) all other fees, customs duties, allowances, tax deduction amounts (such as wage tax, capital gains tax, etc.), social security contributions, irrespective of whether these taxes mentioned under (i) to (iii) are levied by the primary debtor (Primärschuldner) or are owed as a liable debtor (Haftungsschuldner).

10.2	To the extent that, in particular as a result of future Tax audits, liabilities of the Company arise in respect of Taxes, social security contributions and other public charges (in each case including

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interest, penalties, default surcharges and other ancillary payments) for periods up to the Signing Date, the Sellers shall pay such amounts to the Buyer jointly and severally. This shall not apply to the extent that the respective Tax or other levy is recognised as part of the provisions or liabilities in the 2020 financial statements. The Sellers shall otherwise not be liable for any Taxes for periods up to the Closing Date that are based on changes in previous accounting or Tax practice made by the Buyer or the Company after the Closing Date, unless such changes are required by mandatory law or generally accepted accounting principles.

10.3

The respective amounts payable by the Sellers shall be due for payment to the Buyer [***] banking days prior to the due date of the respective Tax or other levy, but no earlier than [***] banking days after the Buyer has requested the Sellers to pay and has sent it a copy of the respective notice from which the obligation to pay the Tax or other levy arises.

10.4

The Buyer shall pay to the Sellers all refunds of Taxes, social security contributions and other public charges received by the Company after the Signing Date relating to periods up to the Closing Date. It shall also pay the Sellers an amount equal to the Tax benefits accruing to it or the Company from the assessment of additional taxes or other levies relating to periods prior to the Signing Date to the extent that such additional Taxes or levies were the subject of the exemption under Clause 10.2 were subject to the exemption. The Buyer shall promptly notify the Sellers of any refunds or benefits accruing and shall transfer the relevant amount to the Sellers within [***] weeks of receipt or accrual of the benefit by the Company to an account to be notified by the Sellers.

10.5

The Sellers shall assist the Company or the Buyer, as the case may be, with Tax returns relating to periods up to the Closing Date. The Buyer or the Company, as the case may be, shall ensure that the Sellers and their advisers, who shall be bound by professional secrecy, are given the opportunity to cooperate in any external Tax audits or audits by the social security authorities for the period up to the Closing Date. The Buyer or the Company, as the case may be, shall ensure that the Sellers are informed without undue delay of the announcement or commencement of such audits. The Sellers and their advisers shall be entitled to verify the circumstances underlying the relevant claim or action by inspecting the relevant business records. Upon request, the Buyer shall sufficiently support the Seller and its advisors in this respect by providing documents and information to a reasonable extent. Insofar as claims for indemnification in accordance with Clause 10.2 the Buyer shall give the Tax advisors appointed by the Sellers the opportunity to inspect the relevant Tax returns and notices as well as the documents on which they are based. To the extent that the Sellers, represented by their Tax advisors, request that appeals be filed against assessments from which claims for exemption arise, the Buyer shall cause the Company to take such appeals and to conduct them as instructed. The Sellers shall be obliged to bear the costs incurred thereby.

11	Value Added Tax

The Parties agree that no value added Tax shall be payable on the transaction contemplated by this Agreement. In the event that the competent Tax authority should be of a different opinion, the Purchase Price shall be understood to be plus the statutory value added Tax as well as plus any interest in this respect. The Buyer shall be obliged to pay the relevant additional amounts (turnover Tax plus any interest) within one week of receipt of a copy of the Tax assessment notice determining the relevant Tax liability in accordance with Clauses 2.1 and 2.3 of this Agreement

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to the Seller. The Seller shall immediately issue an invoice to the Buyer in this respect in accordance with the requirements of the German Value Added Tax Act.

12	Third-Party Claims

If a third party raises a claim against the Company which may give rise to liability on the part of the Sellers on account of the incorrectness of an Independent Guarantee, the Buyer shall give notice thereof to the Sellers within a reasonable time and shall give them an opportunity to participate to a reasonable extent at their expense in the defense of the claim. In no event shall the Buyer permit any acknowledgement or settlement without the prior consent of the Sellers (provided that consent to any settlement shall not be unreasonably withheld or delayed by the Sellers). Upon request, the Buyer shall provide the Sellers and their agents with all documents and information within a reasonable period of time to the extent reasonably necessary for the exercise of the Sellers’ rights under this Clause 12.

13	Period of Limitation
13.1

Any claim by the Buyer for breach of the Independent Guarantee contained in Clause 7 shall be time-barred [***] years after the Signing Date. This shall not apply, however, to the Independent Guarantees in Clauses 7.3(b), 7.3(c), 7.3(e) and 7.13, for which a limitation period of [***] years from the Signing Date shall apply.

13.2

Claims of the Buyer under Clause 10.2 of this contract shall become time-barred [***] months after the assessment of the relevant Taxes has become non-appealable, both in form and in substance. Claims of the Sellers under Clause 10.4 shall become time-barred within [***] months after receipt by the Sellers of the notice referred to therein. Taxes to be indemnified against (Mehrsteuern) shall be netted against Taxes to be refunded (Mindersteuern).

13.3	All other claims of the Buyer shall become statute-barred [***] years after the Signing Date.
14	Non-competition Clause; Non-solicitation Clause
14.1

While the Sellers are active for the Company as managing directors, employees or consultants, they may not directly or indirectly compete with the Company in any of its fields of activity. Competing companies are in particular companies in the field of development, production and distribution of electronic control units, display and input media as well as prototype parts and vehicle construction for the business areas automotive, commercial vehicles and other vehicles as well as such companies which distribute products, product ideas and concepts of the Company in other application areas or business areas. In particular, the Sellers will not establish, participate in or work for any company operating in this field during this period. Exceptions to this non-competition clause require the prior written consent of the shareholders of the Company.

14.2

In the event of termination of the respective activity by 31 May 2024, the Sellers undertake vis-à-vis the Company to refrain from directly or indirectly competing with the Company in any of its fields of activity for a period of [***] years.

14.3	The Sellers undertake to the Company that they will refrain from soliciting Germaneers-Employees for a period of [***] years from the termination of their respective service with the Company.

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14.4

The above provisions in Clauses 14.1 and 14.2 do not apply to the acquisition of participations for the purpose of capital investment, provided that the acquisition does not exceed [***]% of the capital of the company; as well as the activities as shareholder and managing director of DS Holding GmbH, the participation in Germantronic GmbH (formerly Germaneers Sonderfahrzeuge GmbH), the participation in Humain GmbH, as well as activities as a motor vehicle expert.

15	Secrecy and Confidentiality, Press Release
15.1

The Parties undertake to treat the contents of this contract as strictly confidential and to keep them secret, unless they are required by law to inform courts or authorities or other third parties thereof and unless this is necessary to enforce this contract or parts thereof.

15.2	The Buyer is entitled to publish a press release about the Transaction after coordinating the content with the Sellers.
16	Interest

A Party shall be in default without reminder if payments are not made by the due dates specified in this contract. Interest of [***]% p.a. shall be charged on payments from the date of default. Further claims remain unaffected by this.

17	Costs and taxes
17.1	The costs of the notarization and the closing of this contract shall be borne by the Buyer.
17.2	In addition, the Buyer and the Sellers shall bear their respective costs and expenses in connection with the preparation, execution and implementation of this contract themselves.
18	Miscellaneous
18.1	“Banking Day” means any day on which banks are open for business in Ingolstadt (Germany).
18.2	“Signing Date” means the date on which this contract is notarized.
18.3	The granting of the necessary approvals of the Supervisory Board of the Buyer was granted on 18.5.2021, see Annex 18.3.
18.4

Amendments, supplements or the cancellation of this contract, including the amendment of this provision, must be made in writing, unless a stricter form (e.g., notarization) is required by mandatory law.

18.5

This contract, including any attachments hereto, constitutes the entire agreement between the parties with respect to the Transaction contemplated by this contract. Except as otherwise expressly provided in this contract, it supersedes all prior agreements and understandings, oral or written, between the Parties with respect to this transaction; provided, however, that such prior agreements and understandings may, to the extent necessary and appropriate, be relied upon in interpreting this contract.

18.6	The Parties agree that they will endeavour to settle any disputes arising in connection with the existence, validity, interpretation and execution of this contract as amicably as possible. If no

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amicable solution is found, the competent courts in Nuremberg, Germany, shall be the exclusive place of jurisdiction for all disputes arising from or in connection with this contract.

18.7

If one or more provisions of this contract is or becomes invalid or unenforceable, the remaining provisions of this contract shall not be affected thereby. The invalid or unenforceable provision shall be replaced by a valid or enforceable provision which the Parties would have chosen at the time of entering into this contract in order to achieve the economic purpose of the provision to be replaced if they had foreseen the invalidity or unenforceability of the provision at that time. This also applies to any gaps in the contract.

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Annexes

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